Exhibit 99.1

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

Abstracts  3032 and 3024

Embargoed by ASCO until 8:00 AM EDT, June 3, 2006

IMCLONE SYSTEMS PRESENTS PROMISING PHASE I DATA ON TWO PIPELINE
ANTIBODIES AT ASCO ANNUAL MEETING

Atlanta, GA — June 3, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) today announced promising Phase I data on two of the Company’s fully-human, IgG1 monoclonal antibodies, IMC-1121B and IMC-11F8, at the American Society of Clinical Oncology 42nd Annual Meeting in Atlanta, GA.

The first of these antibodies, IMC-1121B, aims to inhibit the function of a signaling pathway known to play a role in the formation of blood vessels in tumors — a process known as angiogenesis — by blocking the vascular endothelial growth factor receptor-2 (VEGFR-2) from binding to molecules (ligands) that stimulate its activation.

A Phase I study was designed to characterize the principal toxicities, dose-limiting toxicity and maximum tolerated dose of IMC-1121B, as well as assess any preliminary evidence of antitumor activity. To date, a total of 14 patients with advanced cancer have been enrolled in the study at varying dose levels. The most frequent adverse events were anorexia, vomiting, anemia, depression, fatigue and insomnia. Preliminary results of the study suggest that the toxicity profile of IMC-1121B is distinct from other VEGF pathway inhibitors and that its pharmacokinetic profile is similar to other growth factor receptor pathway antibodies. Further, promising early evidence of antitumor activity was observed, where one patient experienced a partial response and five patients had stable disease. Dose escalation continues and imaging and biological endpoints are in process.

The second antibody, IMC-11F8, is a high affinity antibody that blocks ligand-dependent activation of the epidermal growth factor receptor (EGFR). EGFR is part of a signaling pathway that is linked to the growth, development and survival of many human cancer cells. Studies have shown that the inhibition of EGFR with an IgG1 antibody blocks phosphorylation, resulting in the inhibition of cell growth, the induction of cell death, a decreased ability to form tumor vasculature and the recruitment of the body’s immune defenses to attack cancer cells.

A Phase I study is being conducted to determine the safety profile and recommended dose of IMC-11F8. To date, 31 out of 40 planned patients with advanced solid tumors who are refractory to, or have no available, standard therapy have been enrolled at various dose levels. The most frequent adverse events were nausea, vomiting, fatigue and headache. No infusion reactions were observed. Although a maximum tolerated dose has not been established, IMC-11F8 has shown activity at two different dose levels.

“These antibodies are among several targeted therapies in development at ImClone Systems that give us a uniquely valuable pipeline within the industry,” stated Eric K. Rowinsky, M.D., Chief Medical Officer of ImClone Systems. “We are very excited about the anti-tumor activity demonstrated by both of these compounds at this early stage of testing. Because the proof of principle for both of these antibodies has been well established by commercially available therapies, we are optimistic that Phase III testing can begin shortly after Phase I is complete.”

The exclusive rights to market IMC-11F8 outside the United States and Canada and co-exclusive development rights in Japan belong to ImClone Systems, while commercial rights to the antibody in the U.S., Canada and Japan fall within the scope of ImClone Systems’ commercial agreement with Bristol-Myers Squibb regarding ERBITUX®. Commercial rights to IMC-1121B have not been partnered.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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